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                                                                    EXHIBIT 99.1


                  CONSENT OF MORGAN STANLEY & CO. INCORPORATED


April 18, 2001



True North Communications Inc.
101 East Erie Street
Chicago, Illinois  60611

Dear Sirs:

         We hereby consent to the inclusion in the Registration Statement (the "Registration Statement") of The Interpublic Group of Companies, Inc. ("Interpublic") on Form S-4, with respect to the shares of common stock, par value $.10 per share, of Interpublic, of our opinion letter dated March 18, 2001 appearing as Annex B to the Proxy Statement-Prospectus which is part of the Registration Statement, and to the references to our firm's name in the "Summary", "The Merger--Background of the Merger", "The Merger--Recommendation of the True North Board; Considerations of the True North Board", "The Merger--Opinion of True North's Financial Advisor" and "The Merger Agreement--Representations and Warranties of True North" sections of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     MORGAN STANLEY & CO. INCORPORATED

                                     By: /s/ Scott A. Mulcahy
                                         -------------------------
                                         Scott A. Mulcahy
                                         Vice President